SCHEDULE 14A
                                (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[  ]  Preliminary Proxy Statement                [  ]  Confidential, For Use
                                                       of the Commission Only
[  ]  Definitive Proxy Statement                       (as permitted byRule
[  ]  Definitive Additional Materials                   14a-6(e)(2))
[X ]  Soliciting Material Under Rule 14a-12

                   Chicago Mercantile Exchange Holdings Inc.
               (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
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    paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

         The following communication was distributed to owners of shares of Class B-1 common stock of Chicago Mercantile Exchange Holdings Inc. on or about March 20, 2003:


Dear Fellow Members/Class B-1 Shareholders,

         Now that a majority of the nominees to the Board of Directors are selected by the other current board members, it is more important than ever to have some direct representation for the B share members at the board level. Fortunately, our by-laws allow for at least some direct member/shareholder representation on the board. A small percentage of board members are elected directly by the members. This provides the kind of checks and balances that are essential for good corporate governance.

         Right now, everything is going well. Trading volume is at an all time high, membership interest prices, including 100% restricted A-shares, are hovering at around a million dollars, so why change? Everything was going well at Enron, too. And there was no cause for concern since they were being audited by Anderson Consulting. The point is, you've seen what can happen when members of a board get too comfortable with each other. Clearly, there were not enough checks and balances in place at World Com, Enron, Anderson, et al. This not to suggest that our board is becoming that way, but given what has happened at other corporations it demonstrates the importance of having diverse interests represented on the board.

         The Class B-1 nominating committee is only allowed to nominate two Class B-1 members for the available board seat. I feel honored and privileged that I am one of those two. I believe this is because they agreed with my opinion that our board is no different from any other and may overlook possible faults in an effort to get along with fellow board members. I have served on or chaired many committees over the last 20 years and I have also served on our Board of Directors where there was a perceptible tendency to group-think. It's easier to go along with the group, especially when networking. I am not networking. My only goal is the health and growth of our exchange.

         It is my firm belief that it is beneficial for a governing body to introduce change from time to time. It aids in the healthy discourse of ideas, policies and strategies and helps avoid a complacent mind set. Consequently, if you do choose me to represent our interests on the board, I will make it my central focus to guard our investment in this exchange. If you would like to discuss this or any other issue, I can be found on the lower trading floor every day or you may email me at t.bentley@attbi.com.


Respectfully,

/s/ Thomas A. Bentley
Thomas A. Bentley


See other side for disclaimer



Chicago Mercantile Exchange Holdings Inc. has filed a definitive proxy statement with the Securities and Exchange Commission ("SEC") regarding the Annual Meeting of Shareholders to be held on April 22, 2003. Shareholders of Chicago Mercantile Exchange Holdings Inc. are urged to read the definitive proxy statement and any other relevant materials filed by Chicago Mercantile Exchange Holdings Inc. with the SEC because they contain, or will contain, important information about Chicago Mercantile Exchange Holdings Inc. and the Annual Meeting. The definitive proxy statement and other relevant materials (when they become available), and any other documents filed by Chicago Mercantile Exchange Holdings Inc. with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov. In addition, shareholders may obtain free copies of these documents by contacting Chicago Mercantile Exchange Holdings Inc., Shareholder Relations and Membership Services, 30 South Wacker Drive, Chicago, Illinois 60606. Shareholders are urged to read the definitive proxy statement and the other relevant materials (when they become available) before making any voting decision with respect to matters to be acted on at the Annual Meeting.

The preceding letter was prepared and distributed solely by the candidate. The views and opinions expressed therein are solely those of the candidate and do not necessarily reflect the views or opinions of Chicago Mercantile Exchange Holdings Inc. or its directors, officers or employees, nor have these views or opinions been approved or sanctioned by any of them.